Exhibit 10.1

April 8, 2013

Mr. Jack Sennott

[Home address]

Dear Jack:

I am pleased to offer you a position with Alleghany Corporation, subject to completion of a background check and Alleghany Board approval, on the following terms:

Position. You will commence employment as an at-will employee of Alleghany on April 16, 2013. It is expected that the Alleghany Board will, at its meeting on April 16, 2013, elect you to the office of Senior Vice President effective immediately and chief financial officer effective May 8th. You will report to me.

Salary. $550,000

Sign-On Bonus. You will receive sign-on bonus of $180,000, to be paid in four installments (April 16th, June 30, September 30 and December 31) during 2013 subject to your continuous employment with Alleghany during such period.

Annual Incentive. I will recommend that the Alleghany Compensation Committee award you a 2013 target annual incentive opportunity of $550,000, subject to performance requirements to be approved by the Compensation Committee. In the event that you commence employment later than April 16, 2013, your 2013 incentive will be pro-rated based upon the actual number of months of employment during 2013.

Long-Term Incentive. I will recommend that the Alleghany Compensation Committee, at its meeting on April 15, 2013, grant you an award of (i) performance shares for the award period 2013 – 2016 with a value equal to $550,000 (100% of salary), subject to growth in stockholder book value performance criteria as determined by the Compensation Committee (the “2013 Award”), (ii) an award of a number of performance shares for the 2013 – 2015 award period with a value equal to $412,500, subject to growth in stockholder book value performance criteria comparable to those established for the 2013 Award, (iii) an award of a number of performance shares for the 2013 – 2014 award period with a value equal to $275,000, subject to growth in stockholder book value performance criteria comparable to those established for the 2013 Award, and (iv) an award of a number of performance shares for the 2013 award period with a value equal to $137,500, subject to growth in stockholder book value performance criteria comparable to those established for the 2013 Award. In the event that you commence employment later than April 16, 2013, your 2013 Award will be pro-rated based upon the actual number of months of employment during 2013.

Other Benefits. You will be entitled to participate in Alleghany’s Deferred Compensation Plan and, to the extent not frozen or terminated, the Retirement Plan, effective upon commencement of employment, and in all other employee benefit plans, programs, and other arrangements (including Alleghany’s medical, disability and life insurance plans) in which other officers of Alleghany are generally eligible to participate.

Please confirm your acceptance of our offer by executing the enclosed copy of this letter in the space provided below and return it to me.

We look forward to working with you.

Sincerely,

ALLEGHANY CORPORATION

By:	/s/ Weston M. Hicks
Name:	Weston M. Hicks
Title:	President and chief executive officer

AGREED AND ACCEPTED:

/s/ John L. Sennott, Jr.
John L. Sennott, Jr.